The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has or will file with the SEC a registration statement (including a prospectus and any prospectus supplement) and any related issuer free writing prospectus with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class P, Class S-X, Class C-X, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by this prospectus supplement.

Class	Class Principal Amount(1)	Initial Interest Rate(2)	Interest Rate Formula or Interest Rate (until related Initial Optional Termination Date)(3)(5)	Interest Rate Formula or Interest Rate (after related Initial Optional Termination Date)(4)(5)	Principal Type		Certificate Ratings
						Interest Type	S&P	Moody’s
A1	$337,121,000	5.42%	LIBOR plus 0.100%	LIBOR plus 0.200%	Super Senior	Variable Rate	AAA	Aaa
A2	$161,066,000	5.49%	LIBOR plus 0.170%	LIBOR plus 0.340%	Super Senior	Variable Rate	AAA	Aaa
A3	$64,546,000	5.57%	LIBOR plus 0.250%	LIBOR plus 0.500%	Super Senior	Variable Rate	AAA	Aaa
A4	$170,000,000	5.49%	LIBOR plus 0.170%	LIBOR plus 0.340%	Super Senior	Variable Rate	AAA	Aaa
A5	$81,414,000	5.57%	LIBOR plus 0.250%	LIBOR plus 0.500%	Senior Support	Variable Rate	AAA	Aaa
M1	$17,116,000	5.62%	LIBOR plus 0.300%	LIBOR plus 0.450%	Subordinated	Variable Rate	AA+	Aa1
M2	$7,022,000	5.64%	LIBOR plus 0.320%	LIBOR plus 0.480%	Subordinated	Variable Rate	AA	Aa2
M3	$4,388,000	5.66%	LIBOR plus 0.340%	LIBOR plus 0.510%	Subordinated	Variable Rate	AA-	Aa2
M4	$4,388,000	5.72%	LIBOR plus 0.400%	LIBOR plus 0.600%	Subordinated	Variable Rate	A+	Aa3
M5	$4,388,000	5.74%	LIBOR plus 0.420%	LIBOR plus 0.630%	Subordinated	Variable Rate	A	A1
M6	$4,388,000	5.82%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinated	Variable Rate	A-	A2
M7	$4,388,000	6.32%	LIBOR plus 1.000%	LIBOR plus 1.500%	Subordinated	Variable Rate	BBB+	A3
M8	$4,388,000	6.57%	LIBOR plus 1.250%	LIBOR plus 1.875%	Subordinated	Variable Rate	BBB	Baa1
M9	$4,388,000	7.22%	LIBOR plus 1.900%	LIBOR plus 2.850%	Subordinated	Variable Rate	BBB-	Baa3
M10	$4,388,000	7.22%	LIBOR plus 1.900%	LIBOR plus 2.850%	Subordinated	Variable Rate	BBB-	NR
_________
(1)	These balances are approximate as described in this prospectus supplement.
(2)	Reflects the interest rate as of the November 30, 2006 closing date.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans, as described in this prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)
Reflects the interest rate formula beginning on the distribution date following the initial optional termination date if the option to purchase the mortgage loans is not exercised by the master servicer at the earliest possible distribution date, as described in this prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(5)	Subject to the net funds cap, as described in this prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date	Expected Final Distribution Date(3)	Minimum Denominations(4)	Incremental Denominations	CUSIP Number
A1	DD	0 day	Actual/360	December 25, 2036	February 25, 2009	$25,000	$1	52523Y AA 2
A2	DD	0 day	Actual/360	December 25, 2036	September 25, 2012	$25,000	$1	52523Y AB 0
A3	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$25,000	$1	52523Y AC 8
A4	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$25,000	$1	52523Y AD 6
A5	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$25,000	$1	52523Y AE 4
M1	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$100,000	$1	52523Y AG 9
M2	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$100,000	$1	52523Y AH 7
M3	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$100,000	$1	52523Y AJ 3
M4	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$100,000	$1	52523Y AK 0
M5	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$100,000	$1	52523Y AL 8
M6	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$100,000	$1	52523Y AM 6
M7	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$100,000	$1	52523Y AN 4
M8	DD	0 day	Actual/360	December 25, 2036	May 25, 2013	$100,000	$1	52523Y AP 9
M9	DD	0 day	Actual/360	December 25, 2036	January 25, 2013	$100,000	$1	52523Y AQ 7
M10	DD	0 day	Actual/360	December 25, 2036	January 25, 2012	$100,000	$1	52523Y AR 5

(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or on November 25, 2006 for the first interest accrual period) and ending on the day immediately preceding the related distribution date.

(3)
The expected final distribution date, based upon (a) 100% of the prepayment assumption, as described under “Yield, Prepayment and Weighted Average—Weighted Average Life”, (b) the applicable modeling assumptions used in this prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (c) assuming the option to purchase the mortgage loans is exercised by the master servicer at the earliest possible distribution date, as described in this prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.